HOME OFFICE LETTER - PROXY NOTIFICATION

================================================================================
Dear Valued Partner [or insert name of contact at partner firm]:

On September 20th, AllianceBernstein sends proxy ballots to all of its mutual fund shareholders. Your firm's financial advisors may receive questions from their clients about these ballots, so we've attached an FAQ document to help you address inquiries.

Here are the key points:

o If shareholders want AllianceBernstein to vote on their behalf, they should sign and return the proxy card.

o Shareholders can vote online at www.proxyweb.com or by phone at 1-888-221-0697, or they can attend the meeting to vote in person.

o The proposals require approval from a certain percentage of all shareholders. If we don't receive a proxy card from a shareholder, we may call him/her to solicit his/her opinion.

o Spending a minute to sign and date the proxy card will avoid the need for a phone call and help us keep fund expenses down.

Thank you for your continued partnership. Please contact me with any additional questions.

Sincerely,

Global Business Development Associate Name [here]